                                                                   EXHIBIT 10.12


                                OMEGA CABINETS
                               1205 Peters Drive
                             Waterloo, Iowa  50703
                               Tel: 319-236-2256
                               Fax: 319-235-5827

Henry P. Key
President
Chief Executive Officer

                              September 11, 1995



Mr. Robert L. Moran
8359 Colebrook Cove
Germantown, TN  38139

Dear Bob:

On behalf of Omega Cabinets, Ltd. it is my pleasure to confirm our offer of employment as Vice President, Operations. In this position, you will report directly to me and participate with the other officers in establishing corporate policy, procedure, and direction. You will have responsibility for all operations including...


     .  All plant manufacturing activities         .  Facilities maintenance
     .  Purchasing                                 .  Warehousing
     .  Production control (scheduling,            .  Traffic
        editing, expediting)

Clearly, we feel that your background and experience have prepared you for this responsibility and we are certain that in our team, you will enjoy a great measure of personal success while helping Omega achieve its objectives.

The basic terms of employment are as follows...

     .  Base Salary

        You will be paid $4,615.38 bi-weekly (an amount equal to $120,000 annually).

     .  Bonus

        Your annual bonus potential will be equal to 30% of base salary. The actual amount of bonus paid will be based upon the company achieving certain earnings goals and your personal performance as measured against agreed-upon objectives.

     .  Equity

        You will be offered the opportunity to purchase a vertical strip of equity amounting to an investment of $150,000. If necessary, Omega will assist you in this investment by guaranteeing a personal loan at your bank of choice for up to 50% of the amount.

        You will also participate in Omega's management stock option program. Based upon individual and company performance, the company would intend to issue to you additional fully-diluted option shares. All awards will be made at the discretion of the Board of Directors of Omega Holdings, Inc.

     .  Relocation Expenses

        The company will reimburse you for reasonable relocation expenses including the following... customary realtor fees associated with the selling of your house in Germantown; packing, loading, transporting and unloading your household goods; temporary living expenses for a maximum of 26 weeks (rent not to exceed a mutually agreed-upon amount); and return trips to Germantown every two weeks until you are relocated. Additionally, the company will pay for one house hunting trip for your spouse.

     .  Signing Bonus

        You will be paid a lump sum amount of $13,000 as reimbursement for incidental expenses not covered in the relocation allowances.

     .  Separation

        If you are separated from the company for reasons other than cause (i.e., malfeasance, gross neglect, illegal activities, etc.), you will receive salary continuation for a maximum of six months.

     .  Benefits

        You will be eligible to participate in health, life, dental, 401(k), and long-term disability plans as provided to all employees.

     .  Vacation

        You are entitled to two weeks of paid vacation.

Bob, we are truly excited about your joining the OMEGA team!!!  We have many
                                                 -----
challenges and opportunities... and all of us on the staff are eagerly looking forward to the enthusiasm, experience, and skills you bring to our group. We have no doubt that you will contribute greatly to our future success.
                                                  ---

If this opportunity meets with your expectations, please acknowledge your acceptance by signing in the space provided and return a copy to me at your earliest convenience.

Sincerely,                    Dated this 15th day of Sept., 1995



Henry P. Key                  -------------------------------------
                              Robert L. Moran

cc:  David Moore
     Lance Erlick

                             OMEGA CABINETS, LTD.
                               1205 Peters Drive
                             Waterloo, Iowa 50703


                                 June 13, 1997

Mr. Robert L. Moran
Omega Cabinets, Ltd.
1205 Peters Drive
Waterloo, Iowa 50703

Dear Bob:

     Reference is made to the Letter Agreement dated September 11, 1995 between you and the Company setting forth the terms of your employment. This is to confirm that effective today the Letter Agreement is hereby amended to extend to 12 months from six months your maximum period of continuation of payments equal to salary referred to in the paragraph headed "Separation."

                                           Sincerely,


                                           OMEGA CABINETS, LTD.

                                           By: /s/ Henry P. Key
                                               --------------------
                                               Henry P. Key
                                               President and CEO

Accepted and agreed:

/s/ Robert L. Moran
---------------------
Robert L. Moran